UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Airgas, Inc.
(Name of Registrant as Specified in Its Charter)

Air Products Distribution, Inc.
Air Products and Chemicals, Inc.
(Name of Persons Filing Proxy Statement, if Other than Registrant)

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                                                                                             News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA  18195-1501

Air Products Reports Fiscal 2010 Second Quarter Earnings

Access the Q2 earnings teleconference scheduled for 10:00 a.m. Eastern Time on April 22 by calling 719-325-4848 and entering passcode 5946463, or listen on the Web at: www.airproducts.com/Invest/financialnews/Earnings_Releases/Teleconference.htm.

Highlights
●	Sales increased 15% versus prior year, up 3% sequentially
●	Operating margin improved to 16.2%*
●	Earnings per share of $1.23, up 38%*
●	Raising full-year guidance to $4.90 to $5.00, representing 21% to 23% EPS growth*

LEHIGH VALLEY, Pa. (April 22, 2010) – Air Products (NYSE:APD) today reported net income of $267 million, or diluted earnings per share (EPS) of $1.23, for its fiscal second quarter ended March 31, 2010. This result excludes an after-tax charge of $15 million, or $0.07 per share, for costs associated with the tender offer for the outstanding shares of Airgas, Inc.

The discussion of second quarter results and guidance in this release is based on non-GAAP comparisons excluding costs associated with the Airgas offer. A reconciliation can be found at the end of this release.*

Second quarter revenues of $2,249 million grew 15 percent primarily on improved volumes in Tonnage Gases, and Electronics and Performance Materials. Energy and raw material cost pass-through and favorable currency also contributed to the increase in sales. Underlying sales grew nine percent. Operating income of $364 million rose 40 percent from the prior year due to higher volumes and lower costs.

John McGlade, chairman, president and chief executive officer, said, “We are seeing improvement across our businesses. Our second quarter had strong underlying revenue growth, continued margin improvement and significant earnings growth. We are delivering on our commitments.”

Second Quarter Segment Performance

●
Merchant Gases sales of $922 million increased six percent versus the prior year on favorable currency. Operating income of $178 million rose 14 percent from the prior year on higher volumes and lower costs.

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●
Tonnage Gases sales of $757 million increased 21 percent on improved volumes from new plant onstreams and existing steel and chemical customers, favorable currency and higher raw material cost pass-through. Operating income of $107 million rose nine percent from the prior year on higher volumes and new plant onstreams.

●	Electronics and Performance Materials sales of $451 million increased 36 percent driven by improved volumes. Operating income of $57 million was up significantly on higher volumes and lower costs.

●	Equipment and Energy sales of $119 million were down seven percent on declining ASU orders. Operating income of $18 million increased 12 percent from the prior year on higher LNG activity.

Outlook
McGlade said, “I’m particularly pleased with the performance of the Air Products team over the past year. Looking to the second half of our fiscal year, we are forecasting earnings growth in excess of 20 percent for 2010. The gradual economic recovery, combined with the leverage from our existing capacity, new project onstreams and improving productivity should position us well to meet our margin target of 17 percent in fiscal 2011. I want to assure our shareholders we will stay focused on our goals as we pursue the strategic opportunities in front of us.”

Air Products now expects third quarter EPS from continuing operations to be between $1.25 and $1.29 per share and full-year EPS from continuing operations of $4.90 to $5.00 per share.

Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. In fiscal 2009, Air Products had revenues of $8.3 billion, operations in over 40 countries, and 18,900 employees around the globe. For more information, visit www.airproducts.com.

ADDITIONAL INFORMATION
On February 11, 2010, Air Products Distribution, Inc., a wholly owned subsidiary of Air Products and Chemicals, Inc. ("Air Products"), commenced a cash tender offer for all the outstanding shares of common stock of Airgas, Inc. ("Airgas") not already owned by Air Products, subject to the terms and conditions set forth in the Offer to Purchase dated as of February 11, 2010 (the "Offer to Purchase").  The purchase price to be paid upon the successful closing of the cash tender offer is $60.00 per share in cash, without interest and less any required withholding tax, subject to the terms and conditions set forth in the Offer to Purchase, as amended. The offer is scheduled to expire at midnight, New York City time, on Friday, June 4, 2010, unless further extended in the manner set forth in the Offer to Purchase.
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This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, a related letter of transmittal and other offer materials) filed by Air Products with the U.S. Securities and Exchange Commission ("SEC") on February 11, 2010. INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders can obtain free copies of these documents and other documents filed with the SEC by Air Products through the web site maintained by the SEC at http://www.sec.gov. The Offer to Purchase and related materials may also be obtained for free by contacting the Information Agent for the tender offer, MacKenzie Partners, Inc., at 212-929-5500 or toll-free at 800-322-2885.

In connection with the proposed transaction, Air Products may file a proxy statement with the SEC. Any definitive proxy statement will be mailed to stockholders of Airgas. INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Air Products through the web site maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS
Air Products and certain of its respective directors and executive officers may be deemed to be participants in the proposed transaction under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of Air Products' directors and executive officers in Air Products' Annual Report on Form 10-K for the year ended September 30, 2009, which was filed with the SEC on November 25, 2009, and its proxy statement for the 2010 Annual Meeting, which was filed with the SEC on December 10, 2009. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.

NOTE:  This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including earnings guidance. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date this presentation is made regarding important risk factors. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, a slowdown in the global economic recovery; renewed deterioration in economic and business conditions; poor demand for the Company's products; future financial and operating performance of major customers and industries served by the Company; inability to collect receivables from or
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recovery of payments made by customers in bankruptcy proceedings; unanticipated contract terminations or customer cancellations or postponement of projects and sales; asset impairments due to economic conditions or specific product or customer events; unexpected costs associated with the Company’s cash tender offer for Airgas, Inc.; costs of future restructuring actions which are not currently planned or anticipated; the impact of competitive products and pricing; interruption in ordinary sources of supply of raw materials; the ability to recover unanticipated increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory activities; charges related to current portfolio management and cost reduction actions; the success of implementing cost reduction programs; inability to achieve anticipated acquisition synergies; the timing, impact, and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the continued availability of capital funding sources in all of the Company's foreign operations; the impact of new or changed environmental, healthcare, tax or other legislation and regulations in jurisdictions in which the Company and its affiliates operate; the impact of new or changed financial accounting guidance; the timing and rate at which tax credits can be utilized and other risk factors described in the Company’s Form 10K for its fiscal year ended September 30, 2009. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.
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*The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which the Company’s management uses internally to evaluate the Company's baseline performance.  Presented below are reconciliations of reported GAAP results to non-GAAP measures.

	Continuing Operations
	Q2	Q2	Q2	Q3	YTD
Millions of Dollars	Operating Income	Net Income	Diluted EPS	Diluted EPS	Diluted EPS
2010 GAAP	$340.6		$1.16
2009 GAAP	260.4		.89
% Change GAAP	31%		30%

2010 GAAP	$340.6	$252.0	$1.16
Acquisition-related costs (tax impact $8.8) (a)	23.4	14.6	0.7
2010 Non-GAAP Measure	$364.0	$266.6	$1.23

% Change Non-GAAP Measure	40%		38%

2010 Guidance (b)				$1.25-$1.29	$4.90-$5.00
2009 GAAP					$3.00
% Change					63%-67%

2009 GAAP					$3.00
Global cost reduction plan					.94
Customer bankruptcy and asset actions					.10
Pension settlement					.02
2009 Non-GAAP Measure					$4.06

% Change Non-GAAP Measure					21%-23%

			Q2 Sales	Q2 Operating Income	Margin
2010 GAAP			$2,249.0	$340.6	15.1%
2010 Non-GAAP Measure			2,249.0	364.0	16.2%

(a) Based on statutory tax rate of 37.4%
(b) Guidance excludes the impace of acquisition-related costs

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended 31 March		Six Months Ended 31 March
(Millions of dollars, except for share data)	20100	20099	20100	2009
Sales	$2,249.0	$1,955.4	$4,422.5	$4,150.7
Cost of sales	1,628.7	1,439.9	3,197.3	3,069.6
Selling and administrative	240.4	230.6	484.5	477.6
Research and development	26.3	29.6	53.5	62.8
Global cost reduction plan	—	—	—	174.2
Acquisition-related costs	23.4	—	23.4	—
Other income, net	10.4	5.1	21.8	8.0
Operating Income	340.6	260.4	685.6	374.5
Equity affiliates’ income	32.2	27.0	59.1	51.5
Interest expense	29.5	30.0	61.1	66.5
Income from Continuing Operations before Taxes	343.3	257.4	683.6	359.5
Income tax provision	84.9	66.5	168.4	73.6
Income from Continuing Operations	258.4	190.9	515.2	285.9
Income (Loss) from Discontinued Operations, net of tax	—	16.3	—	(5.1)
Net Income	258.4	207.2	515.2	280.8
Less: Net Income Attributable to Noncontrolling Interests	6.4	1.6	11.4	6.6
Net Income Attributable to Air Products	$252.0	$205.6	$503.8	$274.2

Net Income Attributable to Air Products
Income from continuing operations	$252.0	$189.3	$503.8	$279.3
Income (loss) from discontinued operations	—	16.3	—	(5.1)
Net Income Attributable to Air Products	$252.0	$205.6	$503.8	$274.2

Basic Earnings per Common Share Attributable to Air Products
Income from continuing operations	$1.19	$.90	$2.38	$1.33
Income (loss) from discontinued operations	—	.08	—	(.02)
Net Income Attributable to Air Products	$1.19	$.98	$2.38	$1.31
Diluted Earnings per Common Share Attributable to Air Products
Income from continuing operations	$1.16	$.89	$2.32	$1.32
Income (loss) from discontinued operations	—	.08	—	(.03)
Net Income Attributable to Air Products	$1.16	$.97	$2.32	$1.29
Weighted Average of Common Shares Outstanding (in millions)	212.1	209.6	211.9	209.5
Weighted Average of Common Shares Outstanding Assuming Dilution (in millions)	216.9	212.3	217.0	212.2
Dividends Declared per Common Share – Cash	$.49	$.45	$.94	$.89
Other Data from Continuing Operations:
Depreciation and amortization	$217.3	$197.1	$434.4	$397.7
Capital expenditures on a non-GAAP Basis (see page 12 for reconciliation)	354.0	352.8	699.2	685.7

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Millions of dollars)	31 March 2010	30 September 2009
Assets
Current Assets
Cash and cash items	$230.9	$488.2
Trade receivables, less allowances for doubtful accounts	1,458.8	1,363.2
Inventories	504.7	509.6
Contracts in progress, less progress billings	111.1	132.3
Prepaid expenses	109.8	99.7
Other receivables and current assets	406.7	404.8
Total Current Assets	2,822.0	2,997.8
Investment in Net Assets of and Advances to Equity Affiliates	893.6	868.1
Plant and Equipment, at cost	15,995.2	15,751.3
Less: Accumulated depreciation	9,053.7	8,891.7
Plant and Equipment, net	6,941.5	6,859.6
Goodwill	913.9	916.0
Intangible Assets, net	293.7	262.6
Noncurrent Capital Lease Receivables	747.5	687.0
Other Noncurrent Assets	540.4	438.0
Total Assets	$13,152.6	$13,029.1

Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$1,426.9	$1,674.8
Accrued income taxes	43.9	42.9
Short-term borrowings	344.9	333.8
Current portion of long-term debt	530.0	452.1
Total Current Liabilities	2,345.7	2,503.6
Long-Term Debt	3,468.5	3,715.6
Deferred Income and Other Noncurrent Liabilities	1,480.0	1,522.0
Deferred Income Taxes	440.1	357.9
Total Liabilities	7,734.3	8,099.1
Total Air Products Shareholders’ Equity	5,265.6	4,791.9
Noncontrolling Interests	152.7	138.1
Total Equity	5,418.3	4,930.0
Total Liabilities and Equity	$13,152.6	$13,029.1

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended 31 March
(Millions of dollars)	2010	2009
Operating Activities
Net Income	$515.2	$280.8
Less: Net income attributable to noncontrolling interests	11.4	6.6
Net income attributable to Air Products	$503.8	$274.2
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	434.4	397.7
Impairment of assets of continuing operations	.6	32.1
Impairment of assets of discontinued operations	—	48.7
Deferred income taxes	133.2	41.8
Undistributed earnings of unconsolidated affiliates	(29.6)	(35.0)
(Gain) loss on sale of assets and investments	(1.4)	6.6
Share-based compensation	22.7	30.1
Noncurrent capital lease receivables	(71.0)	(52.9)
Acquisition-related costs	21.0	—
Other adjustments	38.4	(27.5)
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	(129.9)	166.3
Inventories	(3.9)	(41.7)
Contracts in progress	17.3	11.0
Payables and accrued liabilities	(332.4)	(257.6)
Other working capital	(60.5)	(134.5)
Cash Provided by Operating Activities	542.7	459.3
Investing Activities
Additions to plant and equipment	(516.9)	(615.8)
Acquisitions, less cash acquired	(34.9)	(1.6)
Investment in and advances to unconsolidated affiliates	(4.5)	(.1)
Investment in Airgas stock	(69.6)	—
Proceeds from sale of assets and investments	22.0	25.0
Proceeds from sale of discontinued operations	—	.9
Change in restricted cash	25.2	40.7
Cash Used for Investing Activities	(578.7)	(550.9)
Financing Activities
Long-term debt proceeds	67.4	114.3
Payments on long-term debt	(83.0)	(44.2)
Net (decrease) increase in commercial paper and short-term borrowings	(55.6)	183.2
Dividends paid to shareholders	(190.5)	(184.3)
Proceeds from stock option exercises	35.4	6.8
Excess tax benefit from share-based compensation	9.7	2.2
Other financing activities	(2.5)	(5.6)
Cash (Used for) Provided by Financing Activities	(219.1)	72.4

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Unaudited)

	Six Months Ended 31 March
(Millions of dollars)	2010	2009
Effect of Exchange Rate Changes on Cash	(2.2)	(4.6)
Decrease in Cash and Cash Items	(257.3)	(23.8)
Cash and Cash Items – Beginning of Year	488.2	103.5
Cash and Cash Items – End of Period	$230.9	$79.7

Supplemental Cash Flow Information
Pension plan contributions	$337.7	$153.5
Significant noncash transaction:
Short-term borrowings associated with SAGA acquisition	60.6	—

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY BUSINESS SEGMENTS
(Unaudited)

	Three Months Ended 31 March		Six Months Ended 31 March
(Millions of dollars)	2010	2009	2010	2009
Revenues from External Customers
Merchant Gases	$921.7	$870.4	$1,855.3	$1,795.6
Tonnage Gases	756.7	624.6	1,454.6	1,368.6
Electronics and Performance Materials	451.2	332.2	884.6	738.8
Equipment and Energy	119.4	128.2	228.0	247.7
Segment and Consolidated Totals	$2,249.0	$1,955.4	$4,422.5	$4,150.7

Operating Income
Merchant Gases	$178.1	$156.2	$367.7	$326.7
Tonnage Gases	107.2	98.0	207.4	206.8
Electronics and Performance Materials	57.0	(11.1)	105.4	13.5
Equipment and Energy	18.2	16.3	26.0	23.3
Segment Totals	$360.5	$259.4	$706.5	$570.3
Global cost reduction plan	—	—	—	(174.2)
Acquisition-related costs	(23.4)	—	(23.4)	—
Other	3.5	1.0	2.5	(21.6)
Consolidated Totals	$340.6	$260.4	$685.6	$374.5

	31 March	30 September
(Millions of dollars)	2010	2009
Identifiable Assets (a)
Merchant Gases	$4,970.0	$4,917.0
Tonnage Gases	3,837.8	3,597.8
Electronics and Performance Materials	2,237.4	2,249.5
Equipment and Energy	297.6	303.3
Segment Totals	$11,342.8	$11,067.6
Other	916.2	1,093.4
Consolidated Totals	$12,259.0	$12,161.0

(a)	Identifiable assets are equal to total assets less investments in and advances to equity affiliates.

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(Millions of dollars, unless otherwise indicated)

1.	AIRGAS TRANSACTION
In February 2010, the Company commenced a tender offer to acquire all the outstanding common stock of Airgas, Inc. (Airgas), including the associated preferred stock purchase rights, for $60.00 per share in cash. Airgas, a Delaware company, is the largest U.S. distributor of industrial, medical, specialty gases, and hardgoods. The total value of the transaction would be approximately $7 billion, including $5.1 billion of equity and $1.9 billion of assumed debt. The offer and withdrawal rights are scheduled to expire on 4 June 2010, unless further extended.

Prior to the tender offer, the Company purchased approximately 1.5 million shares of Airgas stock for $69.6. This amount was recorded as an available-for-sale investment within other noncurrent assets on the consolidated balance sheet. An after-tax unrealized holding gain of $16.7 for the period was recorded in other comprehensive income.

In connection with this tender offer, the Company has secured committed financing in the form of a $6.7 billion term loan credit facility. Fees incurred to secure this credit facility have been deferred and will be amortized over the term of the arrangement.

For the second quarter 2010, $23.4 in expense was recognized related to this transaction and is included within acquisition-related costs on the consolidated income statement. This includes amortization of the fees related to the term loan credit facility and other acquisition-related costs.

2.	BUSINESS COMBINATIONS
In the second quarter of 2010, the Company entered into agreements that will enable it to acquire 100% of the outstanding shares of the French SAGA group (SAGA) which consists of SAGA, SAGA Medical, and SAGA Technologies. SAGA is an independent industrial gas provider in France with packaged gases, liquid bulk, and medical businesses. SAGA revenues in calendar year 2009 were approximately €25 million, or $35.

Under the terms of these agreements, the Company purchased 51.47% of the shares of SAGA on 1 March 2010 for €34.5 million, or $47.2 ($25.0 net of cash acquired of $22.2). The remaining shares are expected to be purchased in November 2010 for a fixed price of €44.8 million, or approximately $61, under a put and call option structure.  This structure has been accounted for as a financing of the purchase of the remaining shares and reported within short-term borrowings on the consolidated balance sheet.

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RECONCILIATION
NON-GAAP MEASURE

The Company utilizes a non-GAAP measure in the computation of capital expenditures and includes spending associated with facilities accounted for as capital leases. Certain contracts associated with facilities that are built to provide product to a specific customer are required to be accounted for as leases, and such spending is reflected as a use of cash within cash provided by operating activities. The presentation of this non-GAAP measure is intended to enhance the usefulness of information by providing a measure which the Company’s management uses internally to evaluate and manage the Company’s expenditures.

Below is a reconciliation of capital expenditures on a GAAP basis to a non-GAAP measure.

	Three Months Ended 31 March		Six Months Ended 31 March
(Millions of dollars)	2010	2009	2010	2009
Capital expenditures – GAAP basis	$315.2	$324.1	$616.9	$617.5
Capital lease expenditures	38.8	28.7	82.3	68.2
Capital expenditures – non-GAAP basis	$354.0	$352.8	$699.2	$685.7

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Media Inquiries:
Robert Brown, tel: (610) 481-1192; e-mail: brownrf@airproducts.com.

Investor Inquiries:
Nelson Squires, tel: (610) 481-7461; e-mail: squirenj@airproducts.com.